Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MakeMyTrip Limited:

We consent to the incorporation by reference in the registration statement (No. 333-168880) on Form S-8, (No. 333-215814) on Form S-8 and (No. 333-218329) on Form S-8 of MakeMyTrip Limited of our reports dated July 17, 2017, with respect to the consolidated statements of financial position of MakeMyTrip Limited as of March 31, 2016 and 2017, and the related consolidated statements of profit or loss and other comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2017, and the effectiveness of internal control over financial reporting as of March 31, 2017, which reports appear in the March 31, 2017 annual report on Form 20-F of MakeMyTrip Limited.

Our report dated July 17, 2017 on the effectiveness of internal control over financial reporting as of March 31, 2017 contains an explanatory paragraph that states that management excluded Ibibo Group Holdings (Singapore) Pte. Ltd., acquired in the year ended March 31, 2017, from its assessment of the effectiveness of internal control over financial reporting as of March 31, 2017. The consolidated financial statements of MakeMyTrip Limited reflect total assets of $1,209,225 thousands (of which $1,150,682 thousands represent intangible assets and goodwill included within the scope of the assessment) and total revenues of $28,740 thousands associated with this acquired business. This acquired business was also excluded from the scope of our audit of internal control over financial reporting as of March 31, 2017.

/s/ KPMG

Gurgaon, India

July 17, 2017